Exhibit 5.1

June 20, 2013

CNH Capital LLC,
          5729 Washington Avenue,
                   Racine, Wisconsin 53406.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) $600,000,000 principal amount of 3.625% Notes due 2018 (the “Notes”) of CNH Capital LLC, a Delaware limited liability company (the “Company”), to be issued in exchange for an equivalent principal amount of the Company’s outstanding 3.625% Notes due 2018 pursuant to the Indenture, dated as of April 8, 2013 (the “Indenture”), by and among the Company, CNH Capital America LLC and New Holland Credit Company, LLC, each a Delaware limited liability company (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, (ii) the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and (iii) the Notes and the Guarantees have been duly executed and, in the case of the

Notes, authenticated in accordance with the Indenture and issued, delivered and exchanged in accordance with applicable law and as contemplated in the Registration Statement, (a) the Notes will constitute valid and legally binding obligations of the Company and (b) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes and the Guarantees to be endorsed thereon will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP